UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549
_____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of earliest event
  reported: April 20, 2011

American Airlines, Inc
(Exact name of registrant as specified in its charter)

Delaware	1-2691	13-1502798
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4333 Amon Carter Blvd.	Fort Worth, Texas	76155
(Address of principal executive offices)		(Zip code)

(817) 963-1234
(Registrant's telephone number)

               (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition

American Airlines, Inc is furnishing herewith a press release issued on April 20, 2011 by the its parent company, AMR Corporation (AMR), as Exhibit 99.1, which is included herein.  This press release was issued to report AMR's first quarter 2011 results.

Item 9.01	Financial Statements and Exhibits

(c) Exhibits

	Exhibit 99.1	Press Release of AMR dated April 20, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Airlines, Inc

/s/ Kenneth W. Wimberly
Kenneth W. Wimberly
Corporate Secretary

Dated:  April 20, 2011

EXHIBIT INDEX

Exhibit	Description

99.1	Press Release

               CONTACT:                              Sean Collins
Corporate Communications
Fort Worth, Texas
817-967-1577
mediarelations@aa.com

FOR RELEASE: Wednesday, April 20, 2011

Editor's Note: A live Webcast reporting first quarter results will be available April 20 at 2 p.m. EDT (Windows Media Player required for viewing)

AMR CORPORATION REPORTS 1Q 2011 NET LOSS OF $436 MILLION COMPARED
TO A NET LOSS OF $505 MILLION IN 1Q 2010

Despite 24 Percent Fuel Price Increase, AMR Reduces 1Q Net Loss by
$69 Million Versus Prior Year Period

Excluding Special Items, 1Q Net Loss Was $405 Million
Compared to a Net Loss of $452 Million in 1Q 2010

AMR 1Q 2011 Revenue Was Up 9 Percent Over Same Period a Year Ago

AMR Further Reduces 2011 Capacity

FORT WORTH, Texas – AMR Corporation, the parent company of American Airlines, Inc., today reported a net loss of $436 million for the first quarter of 2011, or $1.31 per share. The first quarter 2011 results include the impact of approximately $31 million in one-time non- cash charges related to certain sale/leaseback transactions.  Excluding this special item, the Company incurred a loss of $405 million for the first quarter of 2011, or $1.21 per share.
The results for the first quarter 2011 compare to a net loss of $505 million, or $1.52 per share, in the first quarter 2010. The first quarter 2010 results included a $53 million, or $0.16 per share, special item related to the devaluation of the Venezuelan currency. Excluding that special item, AMR's loss was $452 million, or $1.36 per share, in the first quarter of 2010.
The Company achieved improved year-over-year results in spite of sharply rising fuel prices that increased 24 percent compared to the first quarter 2010. Including the impact of fuel hedging, AMR paid on average $2.76 per gallon for jet fuel in the first quarter of this year versus $2.23 per gallon in the first quarter 2010.  As a result, the Company paid $351 million more for fuel in the first three months of 2011 than it would have paid at prevailing prices from the corresponding prior-year period.
“High fuel prices remain one of the biggest challenges to our industry and our company.  We believe our steps to aggressively increase revenues, reduce capacity, control non-fuel operating costs, and bolster liquidity will help us to better manage the challenges we currently face,” said AMR Chairman and CEO Gerard Arpey.  “While we clearly must achieve better results as we continue to strengthen our business, we have made some meaningful progress. I want to thank our people for their commitment to serving our customers, and I am confident that our overall strategy positions American well to address our current challenges and sets the stage for long-term success.”

4Q Capacity Additional Cut Facilitated by the Flexibility Provided by MD-80 Fleet
Today, American announced it plans to reduce its fourth quarter 2011 system capacity by an incremental 1 percent.  This cut is in addition to the capacity reduction already announced by American in March and further demonstrates the flexibility provided by its MD-80 fleet.  American now intends to retire at least 25 MD-80s in 2011, as part of the company’s plan to continue renewing its fleet, while addressing the current fuel environment.

The Company also highlighted several recent developments that demonstrate its determination in executing its strategic plan:

Joint Business with British Airways and Iberia – Newly Aligned Summer Schedule
American Airlines, British Airways and Iberia recently implemented a newly aligned schedule in which, for the first time ever, the airlines' flight times across the North Atlantic are fully coordinated – including the new London express service with 15 flights per day from New York to London. The new schedule alignment, which began March 27, means customers traveling between New York's John F. Kennedy International Airport (JFK) and London Heathrow Airport (LHR) will benefit from more conveniently timed flights during peak periods. American passengers arriving in London can also make connections to nearly 50 European cities through oneworld® partner British Airways. In addition to the schedule changes offering more conveniently timed flights to London, there are many other schedule improvements resulting from the joint business cooperation.

American Airlines and oneworld Partners Add European Service from the East Coast
American Airlines launched new and more frequent services between the East Coast and the European cities of Budapest, Hungary, as well as Barcelona and Madrid, Spain. The new service is part of a series of recent and upcoming additional flights, as well as improved schedules, between the United States and global destinations that are being delivered by American and its fellow oneworld partners British Airways and Iberia.

American Airlines and Japan Airlines Launch Trans-Pacific Joint Business
On April 1, American Airlines and Japan Airlines (JAL) launched their trans-Pacific joint business between North America and Asia.  In addition to providing more destinations, greater access to discounted fares, a wider choice of flight times and airports, easier connections for customers, and enhanced mileage program benefits, the two airlines will also share revenue on applicable trans-Pacific flights.  Furthermore, American is firmly committed to assisting the Japanese people and supporting Japan Airlines in the aftermath of the March 11 earthquake and tsunami that struck Japan. To date, American Airlines and American Eagle customers and employees have donated more than $1.6 million in aid to relief efforts in Japan.

Los Angeles Focus
In early April, American Airlines and American Eagle significantly enhanced their services from Los Angeles International Airport (LAX) with 10 new destinations, including new daily nonstop service to Shanghai, China.  American is the first U.S. airline to offer daily nonstop service from Los Angeles to Shanghai, the largest U.S.-China air travel market. American Eagle also launched nine new daily domestic destinations from LAX. The service expansion increases total daily departures for American and American Eagle at LAX by 28 percent to over 150. The additional routes and choices for customers strengthen American's position in Los Angeles, one of its five cornerstone markets in the U.S. and one of the top five global markets for premium passengers.

Fleet Renewal and Flexibility for the Future: 777-300ER
As part of the Company’s fleet renewal efforts, American Airlines now has five 777-300ERs that are scheduled for delivery in 2012 and 2013, including two additional aircraft for which options were recently exercised. These 777-300ERs will complement American’s fleet, offering additional network flexibility in the future, and providing increased efficiency due to better seat mile economics and performance characteristics.

Update on Distribution

In the early part of the first quarter, American Airlines began processing Priceline transactions through its direct connect technology. In April, American and Expedia, Inc. entered into a memorandum of understanding (MOU) that allows the companies to resume doing business together, effective April 4. Access to fares and schedule information of American and American Eagle has been restored for search and ticketing on Expedia and Hotwire sites worldwide. Expedia is planning to access American's fares, schedules, and customized travel products and services via American's direct connect link by using aggregation technology provided by a Global Distribution System (GDS).
On April 12, American Airlines filed a civil antitrust lawsuit against Travelport, LLC to stop its exclusionary and anticompetitive business practices and recover monetary damages, and against Orbitz for entering into an anticompetitive agreement with Travelport that supported Travelport’s monopolistic actions.  The suit was filed after extensive discussions with Travelport and Orbitz (Orbitz is affiliated with Travelport) did not successfully resolve a dispute over distribution of American’s fares and schedules. American intends to honor its existing contractual obligations with Travelport throughout the proceedings of this action and expects it will continue to do so for the foreseeable future.
American continues to have discussions with other GDS companies with the intent of distributing its content through these systems under competitive terms.

American Airlines Completes Private Offering of Senior Secured Notes

In March, American strengthened its liquidity by completing a private offering of $1 billion aggregate principal amount of 7.50% senior secured notes due 2016. The notes are secured by certain route authorities, landing and takeoff slots and airport facilities used by American to provide service between London Heathrow and the U.S., between Tokyo Narita and Haneda airports and the U.S., and between Chicago O’Hare and Beijing and Shanghai.

Financial and Operational Performance (Excluding Impact of Special Items)

AMR reported first quarter consolidated revenues of approximately $5.5 billion, an increase of 9.2 percent year over year. American, its regional affiliates, AA Cargo, as well as the ‘other revenue’ category, experienced year-over-year increases, as total operating revenue was approximately $465 million higher in first quarter 2011 compared to the first quarter of the previous year.
Consolidated passenger revenue per available seat mile (unit revenue) grew 5.2 percent, while mainline unit revenue at American grew 5.0 percent, in each case compared to the first quarter 2010. The Company’s first quarter unit revenue performance reflects an improved fare environment and a recovering economy, as well as a more robust business travel market.  AMR achieved this improvement despite significant disruption of its operations due to unusually severe weather, a fuel farm fire at Miami International Airport, and the earthquake/tsunami in Japan, all of which reduced revenue in the first quarter.
Passenger yield, which represents the average fares paid, increased at American by 6.2 percent year over year in the first quarter.
Mainline unit costs in the first quarter decreased 1.8 percent year over year, excluding fuel costs and special items. Non-fuel unit cost performance was driven by American’s cost control efforts and a modest increase in capacity.
Mainline capacity, or total available seat miles, in the first quarter increased by 2.7 percent compared to the prior year’s first quarter, as the Company selectively allocated capacity to key markets, such as Asia.
American’s mainline load factor – or percentage of total seats filled – was 77.1 percent during the first quarter of 2011, 0.8 points lower than the year-ago period.

Balance Sheet Update

AMR ended the first quarter with approximately $6.3 billion in cash and short-term investments, including a restricted balance of $455 million and approximately $390 million of collateral relating to fuel hedging transactions. This compares to a balance of $5.0 billion in cash and short-term investments, including a restricted balance of $460 million, at the end of the first quarter of 2010.
AMR’s Total Debt, which it defines as the aggregate of its long-term debt, capital lease obligations, the principal amount of airport facility tax-exempt bonds, and the present value of aircraft operating lease obligations, was $17.4 billion at the end of the first quarter of 2011, compared to $15.9 billion a year earlier.
AMR’s Net Debt, which it defines as Total Debt less unrestricted cash and short-term investments, was $11.6 billion at the end of the first quarter, compared to $11.4 billion in the first quarter of 2010.

Other First Quarter Highlights

•
American Airlines and Qantas, members of the oneworld Alliance, announced the next phase of their deepening commercial relationship, expanding the number of routes on which the airlines will codeshare between major cities across North America and Australia.  As part of the agreement, American will codeshare on Qantas flights between Sydney and Dallas/Fort Worth International Airport.

•
American Airlines and WestJet Airlines have launched a comprehensive codeshare agreement that will give customers of both airlines more choices and greater connectivity when travelling between the United States and Canada, as well as across American's worldwide network.

•
In addition to its LAX expansion, American Eagle launched or announced new service in a number of markets: Dallas/Fort Worth to two new destinations in Mexico – Queretaro and Veracruz – as well as service to Joplin, Mo., and its first-ever regional jet service to the Caribbean (Miami to La Romana, Dominican Republic). New Eagle routes that were also announced during the quarter include Dallas/Fort Worth to Grand Island, Neb.; Durango, Co. and Mazatlan and Morelia, Mexico; Chicago to Charlottesville, Va.; and Chicago to Wilmington, N.C.

Guidance

Mainline and Consolidated Capacity

In light of its announced 2011 capacity reductions, AMR expects its full-year mainline capacity to be 1.4 percentage points lower than originally planned or up 2.2 percent versus 2010, with domestic capacity down 0.5 percent and international capacity up 6.2 percent compared to 2010 levels. On a consolidated basis, full-year capacity will be up 2.8 percent.
AMR expects mainline capacity in the second quarter of 2011 to be 2.9 percent higher than last year, with domestic capacity expected to be down 0.4 percent and international capacity expected to be up 8.1 percent. AMR expects consolidated capacity in the second quarter of 2011 to be up 3.9 percent.

Fuel Expense and Hedging

The cost of jet fuel has been increasing and remains very volatile. Based on the April 1 forward curve, AMR is planning for an average system price of $3.10 per gallon in the second quarter of 2011 and $3.07 per gallon for all of 2011. This compares to an average system price of $2.32 per gallon in 2010.  Consolidated consumption for the second quarter is expected to be 713 million gallons of jet fuel.
AMR has 49 percent of its anticipated second quarter 2011 fuel consumption hedged at an average cap of $2.66 per gallon of jet fuel equivalent ($86 per barrel crude equivalent), with 39 percent subject to an average floor of $2.04 per gallon of jet fuel equivalent ($60 per barrel crude equivalent). AMR has 41 percent of its anticipated full-year consumption hedged at an average cap of $2.63 per gallon of jet fuel equivalent ($84 per barrel crude equivalent), with 35 percent subject to an average floor of $2.02 per gallon of jet fuel equivalent ($58 per barrel crude equivalent).

Mainline and Consolidated Cost per Available Seat Mile (CASM), Excluding Special Items

Fuel prices are expected to be a significant cost headwind in 2011. AMR remains intensely focused on containing costs, despite significant fuel price and other headwinds in a number of areas, including, among others, facilities and healthcare costs.  As a result, cost per available seat mile for 2011, excluding fuel and the potential impact of any new labor agreements, is expected to be about flat to 2010. The Company intends to accomplish this through a number of additional initiatives since incremental capacity reductions will put additional pressure on unit costs.

Cost/ASM – Percent Change
	2Q2011 (est.) vs. 2Q2010 H/(L)	Full year 2011 (est.) vs. 2010 H/(L)
Mainline CASM	9.2% - 9.6%	8.4% – 9.4%
Excluding Fuel	1.1 – 1.5	(0.5) – 0.5
Consolidated CASM	9.3 – 9.7	8.5 - 9.5
Excluding Fuel	1.1 – 1.5	(0.5) – 0.5

Editor’s Note: AMR’s Chairman and Chief Executive Officer, Gerard Arpey, its President, Tom Horton, and its Chief Financial Officer, Bella Goren, will make a presentation to analysts during a teleconference on Wednesday, April 20, at 2 p.m. EDT. Following the analyst call, they will hold a question-and-answer conference call for media. Reporters interested in listening to the presentation or participating in the media Q&A should call 817-967-1577.

Statements in this release contain various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which represent the Company's expectations or beliefs concerning future events. When used in this release, the words “expects~~,~~” "estimates," “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook~~,~~” “may,” “will,” “should~~,~~” “seeks~~,~~” “targets” and similar expressions are intended to identify forward-looking statements. Similarly, statements that describe our objectives, plans or goals, or actions we may take in the future, are forward-looking statements. Forward-looking statements include, without limitation, the Company’s expectations concerning operations and financial conditions, including changes in capacity, revenues, and costs; future financing plans and needs; the amounts of the Company’s unencumbered assets and other sources of liquidity; fleet plans; overall economic and industry conditions; plans and objectives for future operations; regulatory approvals and actions; and the impact on the Company of its results of operations in recent years and the sufficiency of its financial resources to absorb that impact. Other forward-looking statements include statements which do not relate solely to historical facts, such as, without limitation, statements which discuss the possible future effects of current known trends or uncertainties, or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements in this release are based upon information available to the Company on the date of this release. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise. This release includes forecasts of unit cost and revenue performance, fuel prices and fuel hedging, capacity and traffic estimates, other income/expense estimates, share count, and statements regarding the Company’s liquidity, each of which is a forward-looking statement. Forward-looking statements are subject to a number of factors that could cause the Company’s actual results to differ materially from the Company’s expectations. The following factors, in addition to other possible factors not listed, could cause the Company’s actual results to differ materially from those expressed in forward-looking statements: the materially weakened financial condition of the Company, resulting from its significant losses in recent years; weak demand for air travel and lower investment asset returns resulting from the severe global economic downturn; the Company’s need to raise substantial additional funds and its ability to do so on acceptable terms; the potential requirement for the Company to maintain reserves under its credit cart processing agreements, which could materially adversely impact the Company’s liquidity; the ability of the Company to generate additional revenues and reduce its costs; continued high and volatile fuel prices and further increases in the price of fuel, and the availability of fuel; the resolution of pending litigation with certain global distribution systems and business discussions with certain on-line travel agents; the Company’s substantial indebtedness and other obligations; the ability of the Company to satisfy certain covenants and conditions in certain of its financing and other agreements; changes in economic and other conditions beyond the Company’s control, and the volatile results of the Company’s operations; the fiercely and increasingly competitive business environment faced by the Company; potential industry consolidation and alliance changes; competition with reorganized carriers; low fare levels by historical standards and the Company’s reduced pricing power; changes in the Company’s corporate or business strategy; extensive government regulation of the Company’s business; conflicts overseas or terrorist attacks; uncertainties with respect to the Company’s international operations; outbreaks of a disease (such as SARS, avian flu or the H1N1 virus) that affects travel behavior; labor costs that are higher than those of the Company’s competitors; uncertainties with respect to the Company’s relationships with unionized and other employee work groups; increased insurance costs and potential reductions of available insurance coverage; the Company’s ability to retain key management personnel; potential failures or disruptions of the Company’s computer, communications or other technology systems; losses and adverse publicity resulting from any accident involving the Company’s aircraft; interruptions or disruptions in service at one or more of the Company’s primary market airports; the heavy taxation of the airline industry; and changes in the price of the Company’s common stock.. Additional information concerning these and other factors is contained in the Company’s Securities and Exchange Commission filings, including but not limited to the Company’s Annual Report on Form 10-K for the year ended Dec. 31, 2010.

Detailed financial information follows:

AMR CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
 (in millions, except per share amounts)
(Unaudited)

	Three Months Ended March 31,		Percent Change
	2011	2010
Revenues
Passenger - American Airlines	$ 4,134	$ 3,831	7.9%
- Regional Affiliates	577	498	16.0
Cargo	169	154	10.0
Other revenues	653	585	11.6
Total operating revenues	5,533	5,068	9.2

Expenses
Aircraft fuel	1,842	1,476	24.8
Wages, salaries and benefits	1,722	1,703	1.1
Other rentals and landing fees	352	352	-
Maintenance, materials and repairs	305	351	(13.1)
Depreciation and amortization	276	267	3.1
Commissions, booking fees and credit card expense	256	234	9.1
Aircraft rentals	160	129	24.2
Food service	121	115	5.2
Special charges	-	-	-
Other operating expenses	731	739	(1.1)
Total operating expenses	5,765	5,366	7.4

Operating Income (Loss)	(232)	(298)	(22.3)

Other Income (Expense)
Interest income	7	5	45.2
Interest expense	(200)	(209)	(4.1)
Interest capitalized	7	10	(30.8)
Miscellaneous – net	(18)	(13)	38.5
	(204)	(207)	(1.4)

Income (Loss) Before Income Taxes	(436)	(505)	(13.7)
Income tax expense (benefit)	-	-	-
Net Income (Loss)	$ (436)	$ (505)	(13.7)

Earnings (Loss) Per Share
Basic	$ (1.31)	$ (1.52)
Diluted	$ (1.31)	$ (1.52)

Number of Shares Used in Computation
Basic	333	333
Diluted	333	333

AMR CORPORATION
OPERATING STATISTICS
(Unaudited)

	Three Months Ended March 31,	Percent
	2011	2010	Change
American Airlines, Inc. Mainline Jet Operations
Revenue passenger miles (millions)	29,165	28,700	1.6%
Available seat miles (millions)	37,850	36,846	2.7
Cargo ton miles (millions)	439	447	(1.8)
Passenger load factor	77.1%	77.9%	(0.8) pts
Passenger revenue yield per passenger mile (cents)	14.18	13.35	6.2
Passenger revenue per available seat mile (cents)	10.92	10.40	5.0
Cargo revenue yield per ton mile (cents)	38.51	34.37	12.0
Operating expenses per available seat mile, excluding Regional Affiliates (cents) (1)	13.40	12.91	3.8
Fuel consumption (gallons, in millions)	597	598	(0.3)
Fuel price per gallon (dollars)	2.75	2.22	23.6

Regional Affiliates
Revenue passenger miles (millions)	2,136	1,863	14.6
Available seat miles (millions)	3,155	2,773	13.8
Passenger load factor	67.7%	67.2%	0.5 pts

AMR Corporation
Average Equivalent Number of Employees
American Airlines	65,700	65,400
Other	13,300	12,400
Total	79,000	77,800
(1)	Excludes $721 million and $629 million of expense incurred related to Regional Affiliates in 2011 and 2010, respectively.

AMR CORPORATION
OPERATING STATISTICS
(Unaudited)

OPERATING STATISTICS BY REGIONAL ENTITY

American Airlines, Inc.	Three Months Ended March 31, 2011
Entity Results	RASM1 (cents)	Y-O-Y Change	ASMs2 (billions)	Y-O-Y Change

DOT Domestic	10.89	6.3%	22.8	(0.2)%
International	10.97	3.0	15.1	7.6
DOT Latin America	12.65	6.3	8.1	9.7
DOT Atlantic	9.07	(2.4)	5.0	(0.8)
DOT Pacific	8.93	(2.9)	2.0	23.2

American Airlines, Inc.	Three Months Ended March 31, 2011
Entity Results	Load Factor (pts)	Y-O-Y Change (pts)	Yield (cents)	Y-O-Y Change

DOT Domestic	78.3	(0.5)	13.91	7.0%
International	75.1	(1.3)	14.60	4.7
DOT Latin America	80.0	1.3	15.82	4.6
DOT Atlantic	67.3	(4.0)	13.49	3.4
DOT Pacific	75.3	(6.6)	11.86	5.6
1 Revenue per Available Seat Mile
2 Available Seat Miles

AMR CORPORATION
NON-GAAP AND OTHER RECONCILIATIONS
(Unaudited)

American Airlines, Inc. Mainline Jet Operations	Three Months Ended March 31,
(in millions, except as noted)	2011	2010

Total operating expenses	$ 5,793	$ 5,385
Less: Operating expenses incurred related to Regional Affiliates	721	629
Operating expenses excluding expenses incurred related to Regional Affiliates	$ 5,072	$ 4,756
American mainline jet operations available seat miles	37,850	36,846
Operating expenses per available seat mile, excluding Regional Affiliates (cents)	13.40	12.91

Percent change	3.8%

American Airlines, Inc. Mainline Jet Operations	Three Months Ended March 31,
(in millions, except as noted)	2011	2010

Total operating expenses	$ 5,793	$ 5,385
Less: Operating expenses incurred related to Regional Affiliates	721	629
Operating expenses excluding expenses incurred related to Regional Affiliates	$ 5,072	$ 4,756
American mainline jet operations available seat miles	37,850	36,846
Operating expenses per available seat mile, excluding Regional Affiliates (cents)	13.40	12.91
Less: Impact of special items (cents)	0.08	0.15
Operating expenses per available seat mile, excluding impact of special items (cents)	13.32	12.76

Percent change	4.4%

Less: Fuel cost per available seat mile (cents)	4.33	3.61
Operating expenses per available seat mile, excluding impact of special items and the cost of fuel (cents)	8.99	9.15

Percent change	(1.8)%

Note: The Company believes that operating expenses per available seat mile, excluding the cost of fuel and special items assists investors in understanding the impact of fuel prices and special items on the Company’s operations.

AMR CORPORATION
NON-GAAP AND OTHER RECONCILIATIONS
(Unaudited)

AMR Corporation	Three Months Ended March 31,
(in cents, except as noted)	2011	2010

Operating expenses per available seat mile	14.06	13.55
Less: Impact of special items	0.08	0.14
Operating expenses per available seat mile	13.98	13.41

Percent change	4.3%

Less: Fuel cost per available seat mile	4.49	3.72
Operating expenses per available seat mile, excluding impact of special items and the cost of fuel	9.49	9.69

Percent change	(2.0)%

AMR Corporation Calculation of Net Debt	As of March 31,
(in millions, except as noted)	2011	2010

Current and long-term debt	$ 11,430	$ 10,916
Current and long-term capital lease obligations	688	644
Principal amount of certain airport facility tax-exempt bonds and the present value of aircraft operating lease obligations	5,279	4,378
	17,397	15,938
Less: Unrestricted cash and short-term investments	5,799	4,546
Net Debt	$ 11,598	$ 11,392

Note:  The Company believes the net debt metric assists investors in understanding changes in the Company’s liquidity and the results of its efforts to build a financial foundation under the Company’s Turnaround Plan.

AMR CORPORATION
NON-GAAP AND OTHER RECONCILIATIONS
(Unaudited)

American Airlines, Inc. Mainline Jet Operations	Three Months Ended June 30,
(in cents, except as noted)	2011 (Estimate)1	2010 (Actual)
Operating expenses per available seat mile, excluding Regional Affiliates	13.83	12.62
Less: Impact of special items	0.03	-
Operating expenses per available seat mile, excluding Regional Affiliates and impact of special items	13.80	12.62

Percent change	9.4%

Less: Fuel expense per available seat mile	4.93	3.87
Operating expenses per available seat mile, excluding Regional Affiliates, impact of special items and fuel expense	8.87	8.75

Percent change	1.3%

American Airlines, Inc. Mainline Jet Operations	Year Ended December 31,
(in cents, except as noted)	2011 (Estimate)1	2010 (Actual)
Operating expenses per available seat mile, excluding Regional Affiliates	13.71	12.62
Less: Impact of special items	0.03	0.05
Operating expenses per available seat mile, excluding Regional Affiliates and impact of special items	13.68	12.57

Percent change	8.9%

Less: Fuel expense per available seat mile	4.85	3.74
Operating expenses per available seat mile, excluding Regional Affiliates, impact of special items and fuel expense	8.83	8.83

Percent change	0.0%

AMR Corporation	Three Months Ended June 30,
(in cents, except as noted)	2011 (Estimate)1	2010 (Actual)
Operating expenses per available seat mile	14.51	13.23
Less: Impact of special items	0.02	-
Operating expenses per available seat mile, excluding impact of special items	14.49	13.23

Percent change	9.5%

Less: Fuel expense per available seat mile	5.14	4.00
Operating expenses per available seat mile, excluding impact of special items and fuel expense	9.35	9.23

Percent change	1.3%

1 CASM and ex-fuel CASM guidance reconciliations represent the mid-point of the guidance provided in the earnings release

AMR CORPORATION
NON-GAAP AND OTHER RECONCILIATIONS
(Unaudited)
AMR Corporation	Year Ended December 31,
(in cents, except as noted)	2011 (Estimate)1	2010 (Actual)
Operating expenses per available seat mile	14.38	13.22
Less: Impact of special items	0.02	0.05
Operating expenses per available seat mile, excluding impact of special items	14.36	13.17

Percent change	9.0%

Less: Fuel expense per available seat mile	5.06	3.87
Operating expenses per available seat mile, excluding impact of special items and fuel expense	9.30	9.30

Percent change	0.0%

AMR Corporation	Three Months Ended March 31,
(in millions, except as noted)	2011	2010

Net Income (Loss)	$ (436)	$ (505)
Less: Impact of special items	(31)	(53)
Net Income (Loss), excluding impact of special items	$ 405	$ (452)
Earnings (Loss) Per Share (cents)
Basic	(1.21)	(1.36)
Diluted	(1.21)	(1.36)

1 CASM and ex-fuel CASM guidance reconciliations represent the mid-point of the guidance provided in the earnings release

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Current AMR Corp. releases can be accessed on the Internet.
The address is http://www.aa.com